As filed with the Securities and Exchange Commission on December 27, 2002	Registration No. 333 __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Commonwealth Energy Corporation

(Exact name of registrant as specified in its charter)

California	33-0769555
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15901 Red Hill Avenue, Suite 100, Tustin, California	92780 (Zip Code)
(Address of Principal Executive Offices)

Option to Purchase Common Stock dated November 7, 1997, between Commonwealth Energy Corporation and George Lanning

Option to Purchase Common Stock dated December 2, 1997, between Commonwealth Energy Corporation and Dennis Whitney

Option to Purchase Common Stock dated December 2, 1997, between Commonwealth Energy Corporation and Charles Montoya

Option to Purchase Common Stock dated December 15, 1997, between Commonwealth Energy Corporation and Daniel Muro

Option to Purchase Common Stock dated February 10, 1998, between Commonwealth Energy Corporation and Clayton Vickers

Option to Purchase Common Stock dated February 16, 1998, between Commonwealth Energy Corporation and Mike Edds

Option to Purchase Common Stock dated March 26, 1998, between Commonwealth Energy Corporation and Jeff Bailey

Option to Purchase Common Stock dated March 26, 1998, between Commonwealth Energy Corporation and Lou Weiss

Option to Purchase Common Stock dated April 20, 1998, between Commonwealth Energy Corporation and Susan Cohen

Option to Purchase Common Stock dated June 3, 1998, between Commonwealth Energy Corporation and Robert Clark

Option to Purchase Common Stock dated June 8, 1998, between Commonwealth Energy Corporation and Louise Cook

Option to Purchase Common Stock dated June 16, 1998, between Commonwealth Energy Corporation and Angela Grieco

Option to Purchase Common Stock dated August 3, 1998, between Commonwealth Energy Corporation and Anthony D’Aquila

Option to Purchase Common Stock dated September 20, 1998, between Commonwealth Energy Corporation and Jenny McDonald

Option to Purchase Common Stock dated September 25, 1998, between Commonwealth Energy Corporation and George Lanning

Options to Purchase Common Stock dated October 7, 1998, between Commonwealth Energy Corporation and David Lukes

Options to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Bill Kirby

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Susan Cohen

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Donnie Price

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Jeff Bailey

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and David Payne

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Robert Stombaugh

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Jesse Marez

Options to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Randy Munroe

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Roger Bailey

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Stanley Hanson

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and David Reed

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Barry Gray

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and David James

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Holly Kellogg

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Ingrid England

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Jay Kamdar

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Joel Mendez

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and John Julian

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and John Rice

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Kenneth Mallen

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Mark Thompson

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Melinda Santucci

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Michael Damon

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Nick Bulaich

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Paul Valdez

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Robert Boudreau

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Stephen Lee

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and William Wright

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and George Lanning

Option to Purchase Common Stock dated December 7, 1998, between Commonwealth Energy Corporation and Maurice Malone

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Angela Grieco

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Christy Underwood

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Daren Hayhurst

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Eva Candelas

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Gayle Bratton

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Gillette Pilialoha

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Guy Nesbit

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Irene Rivera

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Jolene Arnold

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Lori Oliver

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Manny Ynclino

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Marissa Reyna

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Pat Watts

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Rebecca Schlanert

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Richard Maynard

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Ron York

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Susan Cohen

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Amie Webb

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Don Coltrain

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Donnie Price

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Jeff Bailey

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Alejandro Sanchez

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Alfred Cortez

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Andrea Dunford

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Anthony D’Aquila

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Betty Valletos

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Brenda Esparza

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Brian Gale

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Clark Chester

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Connie Ashworth

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Connie Masi

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Craig Tovatt

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Danielle Deveau

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Dugan McKinley

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Ed Toledo

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Edward Rodriguez

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Elyse Ludwick

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Gil Holmes

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Jaime Sterling

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Jane Krznaric

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Janet McZeal

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Jennifer Cortez

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Jenny McDonald

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Josh Ramsey

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Karen Raker

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Kelly Amado

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Lorena Bolido

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Manny Kirby

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Marcella Lendvai

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Maria Botello

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Monique McDade

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Pamela Gordon

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Pat Peay

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Robert Sutter

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Ron Hartman

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Ruben Cano

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Salley Tierney

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Sam Stevens

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Teri Smith

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Terry Kennedy

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Yasemin Degele

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and David Reed

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Eric Juarez

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Avelina Blackman

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Justin Mays

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Kevin Lutz

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Van Tyus

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Christina Schween

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Heath McCall

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Lisa Stitt

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Shelby Dworaczyk

Option to Purchase Common Stock dated December 25, 1998, between Commonwealth Energy Corporation and Meeka Brown

(Full title of the plan)

Scott A. Petterson

Vice President and Controller
Commonwealth Energy Corporation
15901 Red Hill Avenue, Suite 100
Tustin, CA 92780
(Name and address of agent for service)

(714) 258-0470

(Telephone number, including area code, of agent for service)

Copies of all communications to:

John F. Della Grotta, Esq.
Paul, Hastings, Janofsky & Walker LLP
Seventeenth Floor
695 Town Center Drive
Costa Mesa, California 92626-1924
Tel: (714) 668-6200
Fax: (714) 979-1921

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee

Common Stock	2,792,630 shares	$1.00	$502,832.50	$46.26

(1)	This Registration Statement also relates to such additional and indeterminable number of shares of Commonwealth Energy Corporation as may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)	In accordance with Rule 457(h)(1), the price of the securities is based on the actual price at which options may be exercised.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002, filed with the SEC on December 16, 2002;

(c)	The Registrant’s Current Report on Form 8-K dated September 25, 2002; and

(d)	The description of the Registrant’s common stock set forth in the Form 10/A (File No. 000-33069) Registration Statement filed with the SEC on June 10, 2002, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding or action by reason of the fact that he or she is or was a director, officer, employee or other agent of such corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Section 317 also grants authority to a corporation to include in its articles of incorporation indemnification provisions in excess of that permitted in Section 317. Notwithstanding the foregoing, under Section 204 of the California Corporations Code, each director will continue to be subject to liability for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) any transaction that constitutes an illegal distribution or dividend under California law, and (vii) any transaction involving an unlawful conflict of interest between the director and the corporation under California law.

     Article Five of the Registrant’s Articles of Incorporation provides that the liability of the directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Article Six of the Registrant’s Articles of Incorporation provides that the Registrant is authorized to provide indemnification of agents (as defined under California law) for breach of duty to the Registrant and its shareholders through bylaw provisions or through agreements with the agents or both, in excess of the indemnification expressly permitted by California law, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     The Registrant’s Bylaws provide that the Registrant may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317.

     In addition, the Registrant maintains liability insurance for its directors and officers.

     In addition, the Registrant has entered into indemnification agreements with certain of its officers and directors.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Option to Purchase Common Stock dated February 16, 1998 between Commonwealth Energy Corporation and Mike Edds, with schedule attached thereto of other substantially identical Options which differ only in the respects set forth in such schedule.

4.2	Articles of Incorporation of Commonwealth Energy Corporation (Previously filed with the Commission on August 9, 2001, as Exhibit 3.1 to Commonwealth Energy Corporation’s Form 10, which is incorporated herein by reference.)

4.3	Certificate of Amendment of Articles of Incorporation of Commonwealth Energy Corporation (Previously filed with the Commission on August 9, 2001, as Exhibit 3.2 to Commonwealth Energy Corporation’s Form 10, which is incorporated herein by reference.)

4.4	Certificate of Determination of Commonwealth Energy Corporation dated September 13, 1997 and filed with the Secretary of State of California on March 13, 1998 (Previously filed with the Commission on December 17, 2001, as Exhibit 3.4 to Commonwealth Energy Corporation’s Quarterly Report on Form 10-Q, which is incorporated herein by reference.)

4.5	Bylaws of Commonwealth Energy Corporation (Previously filed with the Commission on October 29, 2002, as Exhibit 3.4 to Commonwealth Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which is incorporated herein by reference.)

5	Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP re the legality of the securities being registered hereunder.

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5 above).

23.2	Consent of Ernst & Young LLP, independent auditors.

24	Power of Attorney (set forth on signature page).

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on December 27, 2002.

COMMONWEALTH ENERGY CORPORATION

By:	/s/ Ian B. Carter

Ian B. Carter
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian B. Carter and Scott A. Petterson and each of them singly, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of Commonwealth Energy Corporation), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Ian B. Carter	Chairman of the Board, Chief Executive Officer and a Director (Principal Executive Officer)	December 27, 2002
Ian B. Carter

/s/ James L. Oliver	Chief Financial Officer (Principal Financial Officer)	December 27, 2002
James L. Oliver

/s/ Scott A. Petterson	Vice President – Finance and Controller (Principal Accounting Officer)	December 27, 2002
Scott A. Petterson

/s/ Craig G. Goodman	Director	December 27, 2002
Craig G. Goodman

/s/ Junona A. Jonas	Director	December 27, 2002
Junona A. Jonas

/s/ Robert C. Perkins	Director	December 27, 2002
Robert C. Perkins

Signature	Title	Date

/s/ William J. Popejoy
	Director	December 27, 2002
William J. Popejoy

/s/ Joseph P. Saline, Jr.
	Director	December 27, 2002
Joseph P. Saline, Jr.

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Option to Purchase Common Stock dated February 16, 1998 between Commonwealth Energy Corporation and Mike Edds, with schedule attached thereto of other substantially identical Options which differ only in the respects set forth in such schedule.

4.2	Articles of Incorporation of Commonwealth Energy Corporation (Previously filed with the Commission on August 9, 2001, as Exhibit 3.1 to Commonwealth Energy Corporation’s Form 10, which is incorporated herein by reference.)

4.3	Certificate of Amendment of Articles of Incorporation of Commonwealth Energy Corporation (Previously filed with the Commission on August 9, 2001, as Exhibit 3.2 to Commonwealth Energy Corporation’s Form 10, which is incorporated herein by reference.)

4.4	Certificate of Determination of Commonwealth Energy Corporation dated September 13, 1997 and filed with the Secretary of State of California on March 13, 1982 (Previously filed with the Commission on December 17, 2001, as Exhibit 3.4 to Commonwealth Energy Corporation’s Quarterly Report on Form 10-Q, which is incorporated herein by reference.)

4.5	Bylaws of Commonwealth Energy Corporation (Previously filed with the Commission on October 29, 2002 as Exhibit 3.4 to Commonwealth Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which is incorporated herein by reference.)

5	Opinion (and consent) of Paul, Hastings, Janofsky & Walker LLP re the legality of the securities being registered hereunder.

23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (set forth as part of Exhibit 5 above).

23.2	Consent of Ernst & Young LLP, independent auditors.

24	Power of Attorney (set forth on signature page).